UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2008

INTERLINK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21858	77-0056625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

546 Flynn Road, Camarillo, California		93012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 484-8855

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 22, 2008, Interlink Electronics, Inc. (the “Company”) and Rodley G. Vesling, Senior Vice President, eTransactions, entered into a new Change in Control Agreement (the “Agreement”). The Agreement supersedes in its entirety a prior change in control agreement between the Company and Mr. Vesling and provides that if Mr. Vesling is terminated without Cause (as defined in the Agreement) by the Company or terminates his own employment for Good Reason (as defined in the Agreement), in either case (a) after the occurrence of a Potential Change in Control (as defined in the Agreement), (b) concurrent with a Change in Control (as defined in the Agreement), or (c) within twelve months after a Change in Control, then Mr. Vesling will be entitled to receive the following benefits upon termination (subject to limitation as required to avoid taxation under Section 409A of the Internal Revenue Code):

(i)	a severance payment equal to 100% of Mr. Vesling’s annual compensation without regard to performance measures, with one-half of such amount payable in six equal monthly installments during the six month period following the date his employment is terminated and the balance paid in a lump sum on the date that is six months after such termination;

(ii)	an amount equal to the average of all cash compensation paid or payable to Mr. Vesling based on performance measures with respect to the each of the last three calendar years, payable in equal amounts concurrently with the six monthly installments referred to in clause (i) above;

(iii)	50% of unvested options to purchase the Company’s Common Stock held by Mr. Vesling on the date his employment is terminated shall be accelerated and become immediately exercisable;

(iv)	the Company will arrange to provide health and insurance benefits to Mr. Vesling and his dependents for a period of twelve months after the date his employment is terminated; and

(v)	payment for vacation time earned but not taken as of the date Mr. Vesling’s employment is terminated.

The Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1	Change in Control Agreement by and between Interlink Electronics, Inc. and Rodney G. Vesling, dated April 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2008.

INTERLINK ELECTRONICS, INC.

By:	/s/ CHARLES C. BEST
Charles C. Best
Chief Financial Officer